Registration No.________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       FUNDS AMERICA FINANCE CORPORATION
             (Exact name of registrant as specified in its charter)

    65-0847728                Florida                  1026002
(IRS EMPLOYER      (State or other jurisdiction of (Primary Standard Industrial
(Identification No).    incorporation or organization)    Classification Code)

     (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                                 Kim A. Naimoli
                Chairman, President and Chief Executive Officer
                   2501 East Commercial Boulevard, Suite 210
                         Ft. Lauderdale, Florida 33308
                                 (954) 202-3344
                     (Name, address, including zip code and
          telephone number, including area code of agent for service)

                                   Copies to:
                             Jeffrey G. Klein, Esq.
                        23123 State Road 7, Suite 350-B
                           Boca Raton, Florida 33428

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: _____

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ____

CALCULATION OF REGISTRATION FEE

                                          Proposed Max       Proposed Max
Title of Securities      Amount to be     Offering Price     Aggregate Offering     Amount
of Common Stock
Be Registered            Registered       Per Share (1)      Price (2)
                                                                                    Registration Fee

Common Stock, no par
value per share           456,111         $  0.021           $9,578.33               $2.68


(1)(2) Based upon an agreement between the Registrant and the holders of the securities to be registered, pro rata, which calls for the common stock to be valued at an aggregate of 10.62% of the Registrant's stockholder's equity.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. NEITHER THE SECURITIES AND EXCHANGE COMMISSION (SEC) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. The date of this Prospectus is September 23, 1999.

                               TABLE OF CONTENTS
                                                                Page
Summary                                                          4

The Offering                                                     5

Summary Financial Information                                    6

Risk Factors                                                     6

Dilution                                                         10

Use of Proceeds                                                  10

Capitalization                                                   10

Dividend Policy                                                  10

Market for the Common Equity and Related Stockholder Matters     10

Plan of Operation                                                11

Proposed Business                                                12

Management's Discussion and Analysis of Financial Condition
and Results of Operation and Plan of Operation                   14

Directors, Officers, Promoters, and Control Persons              15

Executive Compensation                                           17

Security Ownership of Certain Beneficial Owners and
Management                                                       20

Description of Capital Stock                                     22

Certain Relationships and Related Transactions                   23

Recent Sale of Unregistered Securities                           25

Changes in and Disagreements with Accountants                    25

Indemnification of Officers and Directors                        25

Plan of Distribution                                             26

Legal Matters                                                    27

Experts                                                          27

Index to Financial Statements                                    F

Financial Statements                                             F-1

Undertakings                                                     40

Signatures                                                       40

Index to Exhibits                                                41

This Prospectus contains certain "forward-looking statements" concerning Funds America Finance Corporation (the "Company"), its operations, performance, and financial conditions, including future economic performance, plans, and objectives, and the likelihood of success in developing its business. These statements are based upon a number of assumptions and estimates, which are subject to significant uncertainties, many of which are beyond the control of the Company. The words "may", "would", "could", "will", "expect", "anticipate", "believe", "intend", "plan", and "estimate", as well as similar expressions, are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those set forth in "Risk Factors".

                               PROSPECTUS SUMMARY

The following summarizes certain information in this Prospectus. The more detailed description elsewhere in the Prospectus governs the matters discussed in this Summary.

The Company

We are a Florida corporation (the "Company") and we were organized in June 1998 and began business in April 1999.

We are engaged in the retail consumer credit business with emphasis on first lien loans on mobile homes. We intend to expand our portfolio of loans by offering for sale to prospective clients, including other retail credit businesses, banks, insurance companies, and, subject to and with all appropriate legal safeguards, including the filing of required registration statements, use of approved indentures and other types of debt instruments. Other sources of funds may involve credit arrangements with banks, insurance companies, finance companies, and other similar financial industry entities, where there are pre-arranged terms and based upon pre-arranged criteria. Operating exclusively in South Florida, and for the period from 1994 to the present, Mr. Mark Sand (a Vice President and Director of the Company), who is a key employee of the Company, and his immediate family have consummated more than 300 loans that are secured by liens on mobile homes. It is our intent to provide first position financing on mobile homes and to expand our loan portfolio by making new loans and our geographical reach to include all of Florida and, subject to the availability of additional financing and similar laws on lending for consumer homes, we would like to expand into Georgia and Alabama. Subject to the availability of funds we plan to offer mobile homeowners optional insurance premium financing on property damage coverage for their mobile homes. We intend to obtain all necessary and required licensing for finance companies in all states in which we may operate if, and to the extent, so required.

The Company has had very limited operations. The consumer finance industry has inherent risks (see "Risk Factors") including, but not limited to, a high cost of collection should a loan go into default and we are required to hold the underlying mobile home property for any extended period of time while being responsible for paying the land rent. In May 1999, we issued 2,000,000 shares of our previously unissued, no par value, common stock, to Mr. Sand, in exchange for a series of secured third party notes having a face value of $86,640. Except for servicing these notes we presently have no other operations.

In May 1999 we entered into a consulting agreement with Amerinet Group.com, Inc. [f/k/a Equity Growth Systems, Inc. ("Equity")] to provide advice and services to aid the Company in becoming a reporting company under the provisions of the Securities Exchange Act of 1934, as amended (Exchange Act), in exchange for the issuance of the Company's common stock in payment for such services. Pursuant to that agreement we are required to issue in the names of each of the Equity shareholders of record as of the close of business on June 30, 1999 (2,231 shareholders), pro-rata, an amount of shares equal to 10% of the Company's common stock outstanding immediately following such issuance, subject to anti-dilutive rights, and for a period of one year following the date of issuance (431,111) shares. The Company is further required to register the shares issued to Equity shareholders and is doing so pursuant to this Registration Statement. The Company will have no further role or involvement in any subsequent sales of any of such shares. No commissions or other compensation is being paid in conjunction with the distribution, however, material transfer agency, printing, and mailing costs may be involved. In May 1999, the Company also issued to both Steven Naimoli, the husband of our chief executive officer, and Arthur Schnur, directors of the Company, options to purchase 50,000 shares each of the Company's common stock at a price of $.25 per share.

The Consumer Finance Industry

The Company may conduct credit risk analysis and also rely primarily on the ability to foreclose on a defaulted loan. The Company relies heavily upon the experience of Mr. Sand, its vice president, in matters concerning mobile home financing. Financing to owners of mobile homes is intended to be made only to those who hold clear title, are current in rent payments to their mobile home park and whose mobile home is covered by a disaster insurance policy where we are named as a loss payee. Loan proceeds may be used to bring current any rent then owing. Generally, loans can be funded within 24 hours. Service and competitive rates are essential to a successful consumer loan financing business as well as the management of the loan portfolio so that performance is not materially affected by defaults.

The Company intends to initially concentrate its efforts in South Florida, particularly in Miami-Dade, Broward, and Palm Beach Counties where there are more than 60,000 mobile homes. Under Florida law we may charge up to a 30% interest rate on the first $2,000 principal amount of a loan, 24% on the next $1,000 loaned, and 18% on the next $3,000 to $25,000 of each loan. We have established a current policy of not loaning an amount greater than 50% of the value of the mobile home. Loans are secured by filed liens and typical real estate foreclosure procedures are not applicable since the mobile homes are considered much like automobiles and not real property, making repossession available as a remedy for a defaulted loan.


                                  THE OFFERING

Common Stock to be registered by
the Company                                       456,111 shares

Common stock outstanding prior to issuance of
the shares to be registered                       3,880,000 shares

Common stock to be outstanding after issuance
of the shares to be registered                    4,311,111 shares

Offering price per share                          None

Use of Proceeds                                  All shares offered hereby are
                                                 being offered in payment for
                                                 services rendered and the
                                                 company will not realize any
                                                 monetary funds. Accordingly, we
                                                 will not receive any proceeds.

Risk Factors                                     An investment in the shares of
                                                 common stock offered hereby
                                                 involves a high degree of risk

Terms of Offering                                The shares issued pursuant to
                                                 this registration will be
                                                 issued in payment for services
                                                 rendered in accordance with the
                                                 terms of consulting agreements
                                                 between the Company and Equity
                                                 and legal and other services
                                                 rendered in the preparation of
                                                 this Registration Statement. No
                                                 shares will be issued to Equity
                                                 Shareholders unless and until
                                                 this Registration Statement
                                                 becomes effective.
Plan of Distribution                             No sale of shares will take
                                                 place and the shares registered
                                                 hereby are not being offered
                                                 for sale. Accordingly, no fees
                                                 or commissions will be paid to,
                                                 or received by, anyone.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                        SUMMARY FINANCIAL INFORMATION

The summary financial data contained in this section has been selected from our Financial Statements and should be read together with our audited Financial Statements, including the notes accompanying these statements and any pro forma financial statements included elsewhere in this Prospectus. This information is qualified in its entirety by reference to the Financial Statements and the accompanying notes thereto.

Statement of Operations Data:
Year Ended June 30,1999

Net Revenues                            $ 3,260
Loss from Operations                      7,428
Net Loss                                  7,428
Net Loss per share                         $.00

     Investors should review our complete audited financial statements which are included elsewhere in this Prospectus.


                                  RISK FACTORS

An investment in the common stock registered hereby involves a high degree of risk. You should carefully consider the following factors, in addition to the other information included in this Prospectus, before purchasing any of the shares registered hereby.

New Enterprise

Our success depends on our ability to operate a recently acquired consumer credit portfolio consisting solely of mobile home loans as well as the raising of capital in order to make new loans and pay operating expenses. We began operations in April 1999 and thus have a very limited operating history. Accordingly, we are subject to the risks of any relatively new business and the likelihood of success must be considered in light of the problems, expenses, difficulties, and complications of the consumer credit, finance, and loan business and the competitive environment in which we operate. As a result, you could lose all or a substantial part of your investment.

Salaries, office equipment, marketing expenses, presentation materials, and costs related to SEC filings will require substantial funding. There can be no assurance that we will be successful in raising such capital or that the capital will be available, or available when needed and at competitive rates. There is also no assurance that raising needed funds would not reduce the value of the shares of common stock now being registered. Prior to our purchase of the mobile home notes we had conducted no business operations. Accordingly, our future success is totally dependent upon our ability to operate the credit/loan service business profitably and successfully.

Future profitable operations are dependent upon our ability to increase and organize sales efforts and to constantly expand the number of loan originations and services offered. The consumer credit mobile home financing service business is an early stage business and there can be no assurance that it will operate successfully. Our success in these areas depends upon our ability to successfully raise marketing dollars necessary for us to begin these efforts in order to reach the desired level of success. You should consider this factor in light of the risks, expenses and difficulties that are associated with our early stage of development, particularly because we operate in the new and rapidly evolving financial markets. These risks include, but are not limited to, an evolving and unpredictable business model, the difficulty in managing our growth and the uncertainties regarding future revenues. We cannot assure that we will be successful in addressing these risks, and the failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations. As the consumer loan business is known to have a high rate of failure and because other companies may have greater operational and financial resources than us, there can be no assurance that we will be able to compete successfully. See, "Financial Statements".

Dependence on Key Employees

We are highly dependent upon Kim Naimoli and Mark Sand, our President/Chairman and Vice-president, respectively. Both Naimoli and Sand have employment contracts with us. See, "Directors, officers, Promoters, and Control Persons". We intend to purchase key-person insurance on the lives of both officers however, whether funds will be available for such purposes cannot be assured and will depend upon our success in raising capital. Even if insurance benefits are received there can be no assurance that replacement personnel could be found or if found, available at affordable rates. Accordingly, the loss of the services of either officer may adversely affect our business and affairs. Further, the inability to add quality personnel to our staff could have an adverse effect on our expansion and growth plans.

Offering Price Arbitrarily Determined

The exchange transaction between the Company and Mr. Sand whereby Mr. Sand received common stock for notes receivable was not at arm's length. The consulting agreement between the Company and Equity whereby the Company is to pay for the consulting services by the issuance of such number of shares of the common stock as shall equal 10% of the Company's issued and outstanding shares immediately following such issuance (431,111)was an arm's length transaction.
The Equity agreement also provides that the common stock so issued, for accounting or Securities and Exchange Commission (SEC) filing purposes, shall have an agreed upon reasonable market value which is the lesser of $50,000 or 10% of our stockholders' equity. Accordingly, in each instance the price of our common stock was arbitrarily determined and bears no relationship to the assets, book value, earnings, net worth, or its fair market value or any value.

Economic Conditions and Limited Resources

We may not be able to effectively market our service because of our limited personnel and limited financial and other resources to undertake the extensive marketing activities necessary to market our loan and financing services. Our ability to generate revenue from consumer financing will be dependent upon, among other things, the ability to raise funds in order to make loans and our ability to manage an effective sales organization. We will need to develop a sales force and a marketing group with knowledge of mobile home parks and the resale value of mobile homes to coordinate marketing efforts. We cannot assure that we will be able to market our services effectively through:

          an  in-house sales force;
          independent  sales  representatives;
          arrangements with an outside sales force; or strategic partners.

Competition

If we are unable to respond to rapid financial market changes, we may lose our market share. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our marketing efforts.

Our success will depend, in part, on our ability to:

          enhance  existing  services;
          develop new services that address the increasingly varied needs of prospective customers; and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

We are gearing our operations with a view toward geographic growth by attracting capital on a secured basis, increases in the sales, marketing and support staff, and the addition of related services that are marketable along with our existing service offerings. Such expansion programs will require substantial additional funds. There can be no assurance that intended expansion, even if capital were available, will result in increased success and profitability.

Supervision and Regulation

The consumer finance industry is heavily regulated and there are significant debtor and creditor rights. Our success depends not only on competitive factors but also on state and federal regulations affecting lenders and creditors. These regulations are designed to protect debtors and not shareholders. Changes in the regulation of the consumer credit industry continue to occur, and the ultimate effect of these regulatory changes cannot be predicted. Except for the foregoing, we do not anticipate unusual consequences to its business as a result of governmental regulation, other than the fact that, like all other businesses, we are forced to incur expenses and delays in complying with the many laws and regulations applicable to all businesses in the United States. In addition, the SEC may preclude us from making favorable acquisitions because the acquisition target is unable to provide financial statements meeting standards imposed. To the best of management's knowledge, we will not be required to directly incur material expenses in conjunction with environmental regulations. However, like all other companies, there are many (but incalculable) indirect expenses associated with compliance by other entities that affect the prices paid by the Company for goods and services.

Absence of Trading  Market

Although it is the Company's objective to have our common stock quoted on the OTC Bulletin Board as soon as practicable there is presently no public market for the common stock. There is no assurance that a trading market will develop or be sustained. Accordingly, you may have to hold your securities indefinitely and may have difficulty in selling such securities if an active trading market does not develop. We have not paid, nor do we presently contemplate the payment of, any cash dividends on our common stock. You may not be able to freely trade your shares of common stock. Our common stock is not listed on a national securities exchange and is not quoted on the NASD's Electronic Bulletin Board. Accordingly, there is a limited public market for our securities, and there can be no assurance that a more liquid market will develop in the future. You must be prepared to bear the economic risk of your investment for an indefinite period of time.

Indemnification of Officers and Directors

Our Articles of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by Florida Law. It is possible that we may be required to pay certain judgments, fines, and expenses incurred by an officer or director, including reasonable attorney's fees, as a result of the actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director of the Company, provided that such officers and directors acted in good faith.

Control of Company;  Purchase by Organizers

After completion of this registration, and issuance of the shares to be registered to Equity shareholders, and to others, the current stockholders will continue to own over 50% of the common stock giving them voting control over the Company. Since the common stock does not have cumulative voting rights, they will be able to continue to determine and direct our affairs and policies. See, "Security Ownership of Certain Beneficial Owners and Management" and "Recent sales of Unregistered Securities". You will not be able to control matters requiring approval by stockholders. Kim Naimoli and Mark Sand beneficially own 82.46% before or 74.23% after the offering of the stock (without giving effect to the exercise of outstanding stock options). As a result, they will effectively control virtually all matters requiring approval by our stockholders, including:

          amendments  of the  Articles  of  Incorporation;
          the approval of mergers or similar transactions; and
          election of directors.
                                       8

No Protection of Proprietary Rights

We do not currently have any issued patents or registered copyrights, and others may misappropriate our technology if and to the extent such technology now or later may exist. There can be no assurance that any steps we take will be adequate to prevent misappropriation of our technology or other proprietary rights. There can be no assurance that our trademark applications, when and if made, will result in any trademark registrations, or that, if registered, any registered trademark will be held valid and enforceable if challenged". We do not have trademark protection for the name "Funds America Finance and we cannot assure that such a name would be granted a trademark because of the generic nature of those words.

Substantial Near and Long Term Needs; Uncertainty of Additional Funding

We currently estimate that the Company will require between $ 100,000 and $200,000 in operating capital over the next 12 months including capital expenditures. We expect to obtain this funding from the sales of equity and/or convertible debt securities in the private and/or public markets and/or obtain bank financing. Our capital requirements will depend largely on how aggressive we are in expanding our loan portfolio and the exercise of other available financial products, opportunities, and markets. If additional funds are raised through the issuance of equity securities, the percentage ownership of our current shareholders will be reduced and such equity securities may have rights, preferences, and privileges senior to those of the holders of our common stock. There can be no assurance that additional capital will be available on terms favorable to us or our shareholders, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through entering into collaboration agreements on unattractive terms that may require us to relinquish certain rights. Our inability to raise capital would have a material adverse effect on the business, financial condition, and results of operations. See Also, "New Enterprise" and "Economic Conditions and Limited Resources" above as well as "Plan of Operation".

Year 2000 Compliance Risk

We currently do not own a computer system. However, we rely on the computer systems of Funding USA, an entity who subleases office space to us. Computer programs have traditionally been written using two digits rather than four to define the applicable year. As a consequence, unless modified, computer systems will not be able to differentiate between the year 2000 and 1900. Failure to address this problem could result in system failures and the generation of erroneous data. To the extent that these software applications contain code that are unable to appropriately interpret upcoming calendar year 2000, some level of modification of such source code or applications will be necessary. We maintain hard copies of all loan files and do not believe if there is a systems failure due to year 2000, there will be an adverse affect on our operations.

Forward Looking  Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties. The words "anticipate," "believe," "estimate," "anticipate," "expect," "will," "could," "may," "intend" and similar words are intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described above and elsewhere in this Prospectus.

Current  Prospectus and State Blue Sky  Registration  Required

The purchasers of any securities registered hereby will be able to resell such securities in the public market only if the securities are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the proposed purchasers reside. Although we intend to seek to qualify for sale of the securities registered hereby in those states in which the securities may be offered, no assurance can be given that such qualifications will occur. The securities may be deprived of any value and the market for the securities may be limited if the securities are not qualified or exempt from qualification in the jurisdictions in which any prospective purchaser of the securities then reside.

                                    DILUTION

There are no shares of common stock that are being sold hereby, accordingly, no additional shares are being issued at this time, other than those being registered for and on behalf of the Equity shareholders and certain service providers. Therefore no dilution will occur. This does not take into account the exercise of future stock options given to directors or employees by existing agreements. See, "Directors, Officers, Promoters, and Control Persons". The shares issued to existing shareholders were issued in connection with the organization of the Company, acquisition of assets and the preparation of this Registration Statement and underlying Prospectus, and include shares issued to founders, employees, consultants, service providers, and others that assisted in the organization of the Company. This does not include additional shares, which may be issued after the date hereof in connection with organization activities. See, Security Ownership of Certain Beneficial Owners and Management".

                                USE OF PROCEEDS

All shares of common stock registered hereby are offered for registration purposes only and no offer to sell or sale thereof is intended or made. Accordingly, the Company will not receive any proceeds as a result of the registration of the shares so registered.

                                CAPITALIZATION

AS OF JUNE 30, 1999
                                             Actual
Total Liabilities                            $ 8,336

Stockholders' equity
Common stock, no par value
Authorized 25,000,000 shares;
issued and outstanding 3,880,000.           $106,150

Accumulated deficit                          (7,428 )

Stock Subscription Receivable                (1,380)

Total stockholders' equity                   $ 97,342

Total Liabilities and Stockholders' Equity   $ 105,678

                                DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock since our inception and no cash dividends are contemplated to be paid in the foreseeable future. The decision to declare dividends is subject to legal restraints imposed under the laws of the State of Florida designed to prevent impairment of capital and will probably be subject to contractual restrictions imposed by entities that may provide credit to the Company in the future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Absence of Market for Common Stock

Our common stock has never traded on any recognized securities exchange, is not currently traded on the National Association of Securities Dealers Automated Quotation System Over the Counter Bulletin Board ("OTCBB"), in the National Quotations Bureau Pink Sheets or on any other quote board. We hope to establish a market for our shares. However, there can be no assurance that any recognized public market will develop for the company's common stock. Holders of our common stock may not be readily able to dispose of their interests in our common shares. Even if a market develops for our shares, there can be no assurance as to the price that our common shares will be traded.

Absence of Trading  Market

Neither our common stock nor any other securities issued by us are listed or traded on any stock exchange and are not listed on the NASD's Electronic
Bulletin Board, on the NASDAQ Automated Quotation System, or otherwise. Accordingly, there are no known markets for the Company's common stock nor is it likely that any will develop.

Penny Stock Rules

The Securities and Exchange Act of 1934, as amended, ("Exchange Act") Section 15(g) requires broker dealers to make risk disclosures to customers before effecting any transactions in "penny stocks". It also directs the Securities and Exchange Commission ("SEC") to adopt rules setting forth additional standards for disclosure of information concerning transactions in penny stocks.

In summary, penny stocks are low-priced, over-the-counter securities that are prone to manipulation because of their price and a lack of reliable market information regarding them. Under Section 3(a)(51)(A) of the Exchange Act, any equity security is considered to be a "penny stock", unless that security is:
(i) registered and traded on a national securities exchange meeting specified SEC criteria; (ii) authorized for quotation on the National Association of Securities Dealers, Inc.'s automated inter-dealer quotation system ("NASDAQ");
(iii) issued by a registered investment company; (iv) excluded, on the basis of price of the issuer's net tangible assets, from the definition of the term by SEC rule; or, (v) excluded from the definition by the SEC.

As of June 30,1999, the latest practicable date for which information is available, we had approximately 8 registered holders of our common stock; however, after issuance of the shares registered hereby to the stockholders of Equity and Messrs. Klein and Schechterman, the Company will have in excess of 2,239 stockholders of record.

                               PLAN OF OPERATION

We intend to operate a retail credit business specializing in first lien, loans on mobile homes, which, as part of our source of funds for loans, intends to develop pools of loans which we will resell, either to other retail credit businesses, banks, insurance companies, and, under appropriate legal safeguards, including filing or required registration statements, use of approved indentures and trustees, to the public. Other sources of funds may involve credit arrangements with banks, insurance companies, finance companies, and the like, permitting loan approvals on pre-arranged terms and based on pre-arranged criteria. Appropriate licensing for finance companies is intended to be acquired in all states requiring such licensing. Initially, we intend to concentrate our efforts in Dade, Broward, and Palm Beach Counties, Florida where there are estimated to be more than 60,000 mobile homes. We intend to provide financing to owners of insured mobile homes who can demonstrate that they hold clear and unencumbered title to their mobile homes and are either current on their ground rent at their mobile home park or, with the loan proceeds, such rent will be brought current. If appraisals and other factors meet our established policies a loan can be fully processed within 24 hours of the application.

Our average mobile home loan is $4,000. Under current Florida law we are permitted to charge interest on loaned funds as follows: Up to 30% interest on the first $2,000 of the loan principal; 24% on the next $1,000; and 18% on the next $3,000-$25,000 of loan principal. Our current policy is not to loan an amount greater than 50% of the fair market value of the mobile home. The loan is secured by the filing of a lien with the State of Florida in the County where the mobile home is located. We further secure the principal of the loan by taking actual possession of the title to the mobile home. This can be likened to a bank holding title to an automobile until the car loan is paid in full or the home is sold in which case the balance of the loan together with accrued interest would then become due and payable. We do not intend to maintain any reserves for bad debt.

To further secure our position we require borrowers to carry homeowner's insurance where we are named as loss payee. Loans are not made until this coverage is in place. There are circumstances where a mobile homeowner does not carry such insurance. In such circumstances it is our intention to offer as an option to the borrower eight-month insurance premium financing so that the necessary insurance coverage can be purchased. We presently do not have the financial ability to implement such a premium financing program and will have to limit our loans to circumstances where such overage is already in place. Financing of such premiums can carry rates anywhere between 26% to 50% of the amount loaned under Florida Law.

We intend to expand geographically into other Florida Counties beside those above-mentioned and eventually into other States. Whether such expansion will be feasible depends upon many factors including, but limited to, available capital, favorable legislation, and the continued popularity of mobile homes as a viable housing alternative. Over the past five years, the mobile home finance industry has experienced a relatively low default rate. In the event of default we believe we are adequately protected by our loan to value ratio requirements. The 50% loan to value ratio allows the Company, in the event of default, to sell the mobile home at a significant discount to value, thereby quickly converting the mobile home into cash, and covering the loan amount and related expenses including any ground rents which become due and the cost of repossession or foreclosure. Since timely payment of rent is a term of all loans the Company does not believe that the need to pay back-rent will pose any material financial problem.

                               PROPOSED BUSINESS

Funds America Finance Corporation, a Florida corporation, was organized in June 1998. We began to do business in April 1999 when we acquired a small portfolio of mobile home loans in exchange for the common stock of the Company from one of our officer/directors, Mr. Mark Sand.(See Management). Our sole present business is management of the loan portfolio. The Company provides highly collateralized loans with a known low default rate while yielding high interest rates and intends to expand geographically.

Marketing and Sales

We believe the company has identified a profitable niche in the financial marketplace that allows it to provide highly collateralized loans with a relatively low default rate while charging interest rates greater than the current financial environment standards. In light of the average mobile home loan being between $4,000 and $5,000, and that many mobile homes were built prior to 1985, most traditional lending institutions have little or no interest in servicing these clients. Further, due to the geographic concentration of these mobile homeowners in mobile home parks, the Company can utilize direct marketing to solicit potential business. This will also permit advertising to be targeted and at lower cost than mass advertising alone. It is very important, in the context of us being able to induce third parties to re-purchase loans that appropriate checks be conducted.

Management is not aware of any competing companies in the United States whose sole business is the financing of mobile homes. One possible comparable company is Greentree Financial Acceptance Corp. ("Greentree"), one of the larger consumer loan companies servicing the manufactured home community. We believe, however, that our business philosophy differs. Our concern is primarily with resale value, insurability and clear title. Greentree requires a good credit rating and history. We believe a credit check is not imperative given the level of security that we intend to obtain and our loan-to-value policies. We believe that everyone meeting our criteria will be given a loan. Factors important to us are: clear and unencumbered title; we hold title and are named first lienholder; the mobile home must be located in a mobile home park; the borrower must be current with their park rent or part of the proceeds of the loan necessary to bring the rent current must be paid; and, adequate property damage insurance must be in place naming us as loss payee.

Seventy (70%) of the current portfolio of loans acquired in the exchange transaction with Mr. Sand do not have existing property damage insurance. We intend to offer to finance the requisite loan premiums but presently cannot do so without raising further capital. It is anticipated that the average loan will be approximately $490 and financed at 30% over an eight-month period. Aside from the need for capital, projected profit margins are critical for our financial success. Within the mobile home market we believe that a realistic objective is to develop an organization that maintains approximately a 20% net profit margin and continues to develop new business services that are essential to business operations as they may arise. We have current manpower sufficient to service 80 to 100 loans per month. Additional manpower, and therefore additional capital necessary to attract and maintain such manpower, will be necessary to achieve the Company's goals of consummating averages of 80 loans per month in the first year of operations, 120 loans per month for the second, and 160 in the third year.

Employees

Except for those officers and directors disclosed in "Management" the Company has no other employees. Without additional capitalization the Company will not likely be in a position to hire needed employees and the burden of business of the Company must be borne by existing employees. In the interim, to the extent that administrative or support services are required, we rely on staffing provided by Funding USA, a company owned and controlled by Mark Sand.

The part time employees are provided as part of a sublease agreement effective August 1, 1999.

Properties

The Company owns no real estate and subleases nominal space from Funding USA., a company owned and controlled by Mark Sand. The Company pays a monthly rental of $500 and the sublease is on a month-to-month basis effective August 1, 1999.

Legal  Proceedings

There is no current, pending or threatened litigation in which the Company is or may be a party to the best knowledge of management.

Additional  Information

Subsequent to the effectiveness of this offering the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith intends to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D. C. 20549; at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at Seven World Trade Center, 13th Floor, New York, New York 10048. In addition, the Company is required to file electronic versions of these documents through the Securities and Exchange Commissions' Electronic Data Gathering, Analysis and Retrieval System (EDGAR). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D. C. 20549.

Funds America Finance Corporation has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2, as amended (the "Registration Statement"), under the Securities Act with respect to the securities being registered by this Prospectus. As permitted by the rules and regulations of the Securities and Exchange Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the registration of the securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission. The Registration Statement may be inspected without charge at the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D.
C. 20549, and copies of all or any part thereof may be obtained from the Securities and Exchange Commission at prescribed rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERA TIONS AND PLAN OF OPERATION

Liquidity and Capital Resources

We were incorporated in June 1998 but did not commence operations until April 1999. During our first full quarter of operations we generated gross revenues of $5,300 from our mobile home portfolio. We are currently investigating means to expand our loan portfolio and develop other sources of revenues. We may be able to secure additional financing through a private placement of our securities. We may offer shares of our common stock. There can be no assurances that we will be successful in securing this financing or that it can be obtained at a commercially reasonable cost. If we are successful in securing additional financing, we will use the proceeds thereof for operating expenses, working capital and to register the corporate notes, stock or debt instruments. If we are successful in obtaining secured debt financing, where the loans are collateralized by the mobile homes, we anticipate that all monies received from debt financing will be used to expand the company's loan portfolio and not for working capital.

If we are successful in securing the additional financing, we intend to expand our loan portfolio by making new loans and extending our geographical reach beyond the south Florida geographical area. We also may offer insurance premium financing on property damage for mobile homes. We intend to carefully control our growth in order to minimize operating expenses and to utilize facilities and equipment available from our stockholders at below market costs until such time as income from operations provides a reliable flow of operating capital; and to thereafter carefully monitor our growth so that expansion related expenses do not result in operating losses. We also intend to use proceeds from the sale of securities only for capital expenditures, principally involving the use of capital for loans. Until such time as we have secured the additional financing and our profitable, our officers will continue to defer their salaries. Based on the foregoing, we believe that the Company will be able to sustain its current operations until additional sources of financing are identified.

Our operations began in April 1999 when Mr. Mark Sand exchanged a portfolio of notes receivable in the amount of $86,640 to the Company which in turn has generated interest and other fees of $5,300. We have also relied upon loans from stockholders and subscriptions received for shares of common stock.

Our operating expenses for the year ended June 30, 1999, totaled $10,688, of which $10,520 represented fees for professional services. These fees were incurred primarily in connection with the filing of this Registration Statement and we do not expect that ongoing professional fees will continue at their current level. Nevertheless, because of our professional fees, we incurred a loss of $7,428.

As of June 30, 1999, we had a total of $105,678 in total assets which consisted primarily of our loan portfolio totaling $81,602 less an allowance of $2,040 for credit losses, a mobile home with a value of $5,250, and cash and cash equivalents totaling $4,620. Total current liabilities as of June 30, 1999 were $8,336. We did not have any long- term debt. Our stockholders' equity was $97,342.

We have recovered two mobile homes from borrowers. In one transaction, as a result of a foreclosure we repossessed the mobile home and have since sold the home. In the other, we recently took title in lieu of foreclosure and subsequently sold the home.

YEAR 2000 CONCERNS

The Y2K compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in a systems failure or miscalculation causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. We currently do not own any computer systems nor are we reliant on any key suppliers. We do however utilize the office equipment of Funding USA, an entity controlled by our vice president and chief operating officer, Mark Sand, from whom we sublease space. Any computer equipment purchased in the future will be inspected to insure that the equipment is Y2K compliant.

DIRECTORS,  EXECUTIVE OFFICERS,  PROMOTERS,  AND CONTROL PERSONS

The following sets forth the names and ages of all of the Directors and Executive Officers of the Company, positions held by such person, length of service, when first elected or appointed, and the term of office.

Name and Age        First Elected       Term of   Position
                    to Office           Office
Kim A. Naimoli (40)  May 2, 1999         (1)(2)   Chairman of the Board of
                                                  Directors, President and Chief
                                                  Executive Officer

Mark Sand (45)       July 1, 1998        (1)(2)   Vice President and Director
                                                  Chief Operating Officer

Janis M. Dorony (46) May 2, 1999         (1)(2)  Secretary,  Director

Arthur Schnur(39)    May  2,  1999        (1)     Director

Steven P. Naimoli(50)May  2,  1999        (1)     Director
---------------------

(1) Officers serve pursuant to employment agreements entered into with the Company

(2) Each of these Directors was appointed on an interim basis until the next annual meeting of shareholders or until duly elected and qualified. The Company currently intends to hold its next annual meeting during December 1999.

All directors are to serve until their successors assume office after election at the Company's next annual meeting of stockholders.

The Company's Board of Directors sets corporate policies, which are implemented by the Company's management. In the event that the Company's Board of Directors determines that a member faces a conflict of interest, for any reason, it is expected that the subject director will abstain from voting on the matter, which raised the issue of conflict.

Kim A. Naimoli. Ms. Naimoli has been a director of the Company since May 2, 1999 when she was also appointed President and Chief Executive Officer and Chairman of the Board of Directors. Since March 1996 Ms. Naimoli has served as president of Coral Mortgage, Inc., a correspondent mortgage lender, of which she is the founder. From October 1994 to April 1998, Ms. Naimoli served as vice president of Credit Bureau Services, Inc.; from 1989 to May 1994 she was the manager of Credit Bureau Affiliates, Inc. where she supervised 23 employees in the credit reporting and mortgage reporting divisions. Ms. Naimoli is affiliated with many related financial industry organizations including, but not limited to, New York Association of Mortgage Brokers and Mortgage Bankers Association of CNY where she served as vice president. Ms. Naimoli is also the exclusive retail originator in Florida for Apartment Lending Corp., a commercial mortgage lender licensed in all fifty states.

Mark Sand. Mr. Sand has been a director of the Company since its inception and also its Vice President. Mr. Sand served as President and principal mortgage broker for Funding USA, f/k/a Citivest Financial Services, a mortgage brokerage firm from March 1989 to the present. Prior to that he was a mortgage broker for ASAP Mortgage Corporation from December 1988 to March 1989. From September 1983 until October 1988 Mr. Sand owned and operated the Sands Group, Ltd., a commercial real estate firm in New York City. In March 1998, Mr. Sand filed for protection under Chapter 13 of the US bankruptcy laws. The bankruptcy plan was confirmed in September 1998. Funding USA, a company in which Mr. Sand is a principal, was subject to professional disciplinary proceedings brought in 1993 by the Florida Department of Banking. As a result of the foregoing, Funding USA was placed on probation for a period of six months.

Janis M. Dorony. Ms. Dorony has been with the Company since May 2, 1999. Prior to coming to the Company she held various administrative positions and was a director of Foreclosure Arbitrations a company engaged in the business of assisting mortgagees in foreclosure cases in restructuring their finances and restore all of their property rights where she served from March 1998 to January 1999.

Steven P. Naimoli. Mr. Naimoli recently joined the Company in May 1999. He is the husband of Kim Naimoli. From 1979 through May 1994 he served as President of SPN Holdings, Inc. a real estate investment company. In October 1994 he joined as President of Credit Bureau Services, Inc., also a credit reporting agency, leaving in April 1998. From April 1999 to the present he has served as Vice President of Coral Mortgage, Inc. a commercial mortgage lender and since May 1998 he has also served as Manager of Quick Credit Corp. of Fort Lauderdale, Florida, a credit reporting agency.

Arthur Schnur. Mr. Schnur joined the Company in May 1999. From 1987 to the present Mr. Schnur has worked as a mortgage broker at ASAP Mortgage Corp. He serves as an outside director and provides management with a valuable contact in the mortgage brokerage and financing business.

Family  Relationships

Except for the relationship of Kim Naimoli and Steven Naimoli, who are husband and wife, there are no family relationships among directors, executive officers or persons chosen by the Company to be nominated as a director or appointed as an executive officer of the Company or any affiliate of the Company.

Involvement  in Certain Legal  Proceedings

To the best knowledge and belief of the Company, except as disclosed above, during the past five (5) years no present or former director, executive officer, or person nominated as a director or appointed as an executive officer of the Company or any of its affiliated subsidiaries, has been involved in :

          Any bankruptcy petition by or against any business of which such person was a general partner or executive either at the time of the bankruptcy or within two years prior to that time;

          Any  conviction  in  criminal  proceedings  or  subject  to a  pending
     criminal   proceeding   (excluding   traffic  violations  and  other  minor
     offenses);

          Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily, barring, suspending, or otherwise limiting his/her involvement in any type of business, securities, or banking activities; and

          Being found by any court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Material  Employees and Consultants

The following persons are not executive officers or directors of the Company; however, they play a material role in the operations of its affiliates.

The Yankee Companies, Inc. a Florida corporation (Yankee"), has been engaged by the Company to provide strategic planning advice; Equity, a publicly held Delaware corporation, provides the Company and its management with assistance in the process of registering with the SEC and developing policies and procedures for regulatory compliance; and, Liberty Group, Inc., a Florida corporation ("Liberty"), which organization provides the Company with management consulting advice and management services.

Compensation  of Directors

Current directors serve in such capacity without cash compensation.

Audit  and  Compensation Committees

The Board of Directors has a standing Audit and Compensation Committees, comprised of Ms. Naimoli and Mr. Sand. The Audit Committee assists the Board of Directors in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, reporting and control practices. The Compensation Committee is responsible for overseeing the Company's executive compensation programs. It administers certain compensation and benefit plans and approves annual compensation and recommends to the Board of Directors long-term incentive compensation to be granted to executive officers, directors and consultants of the Company.

Remuneration of Executive Officers-Summary  Compensation  Table

The following table shows the contracted compensation of the President/Chief Executive Officer, Vice President/Treasurer, and Secretary. The Company has no other executive officers. To date, only nominal salaries have been paid to any officers or directors. Kim N Naimoli , Janis Dorony and Mark Sand have employment agreements each having an initial term of two years and commenced on June 1, 1999, and renew themselves automatically unless notice is given by either party on or before the 180th day prior to termination of the then current term.

                             EXECUTIVE COMPENSATION

                         Summary Compensation Schedule

                    Annual
                    Compensation (1)     Long Term Compensation

                                         Number of
Name and Principal                       Securities     All Other
Positions            Year     Salary     Underlying     Compensation
                                         Options

Kim A. Naimoli      1999      None                      Annual bonus based on
                                                        pre-tax profits (2)
Chairman, President
and Chief Executive
Officer

Mark Sand           1999      None                      Annual bonus based on
Vice President/ treasurer                               pre-tax profits (2)

Janis M. Dorony     1999      None                      Annual bonus based on
Secretary                                               pre-tax profits (2)

Arthur Schnur       1999      None                     (3)
Director

Steven Naimoli      1999      None                     (3)
Director
-----------------------------------------

          (1) These amounts are agreed upon but no bonus or other annual compensation was paid during the past fiscal year.

          (2) Subject to the Company's common stock having been actively and publicly traded on a public market within the United States for a period of six months, an annual bonus payable in shares of the Company's common stock determined by dividing 3.84% of the Company's , pre-tax profits for the then subject year by the average bid price for the Company's common stock during the last five trading days prior to the end of the last day of each year and the initial five days of the new year. In addition, Mr. Sand, Ms. Naimoli, and Ms. Dorony are entitled to an annual cash bonus equal to 3.84% of the Company's, pre-tax profits for the then subject year after the agreement has been in effect for at least six months. Any compensation earned which is not taken as a result of cash flow considerations is forever waived

          (3)Each has been granted an option to purchase 50,000 shares of the Company's common stock at an exercise price of $.25 per share.

Compensation  Under Plans

Except as disclosed above or below, none of the Company's executive officers have received or became entitled to any cash or non-cash compensation under any Company plans (as the term "plan" is defined in Instruction 3 to Item 402 of Regulation S-B promulgated by the SEC) during the last calendar year, nor have they been awarded any stock options or other forms of indirect compensation by the Company.

In each of the foregoing cases, the securities issued were restricted securities (that is, not registered under applicable securities laws and thus not eligible for public resale), thus, they were issued at a discount reflecting their legally imposed lack of liquidity.

Manner of Determining Executive Compensation

Whenever reasonably feasible, the Company has used compensation formulas in its employment agreements with executive officers on a basis that rewards them for success of the areas under their responsibilities through stock and cash bonuses. However, recruitment of qualified personnel, in most instances, requires that they be provided with a guaranteed base draw or salary. Specific details of such compensation agreements are summarized above.

Arrangements with Directors

Other than as indicated above and below there are no arrangements or understandings regarding compensation for services provided as a director, including any additional amounts payable for committee participation or special assignments. Each of the executive officers and directors of the Company has understandings with the Company regarding duties to be performed and compensation to be received as an employee of the Company ( because certain of the Company's current directors are also executive officers, all relevant disclosure concerning their compensation arrangements is discussed above).

Key Employees

The executive officers and directors above-described are essential for the operation of the Company's business and therefore constitute key employees.

Stock Option Plans

The stock options granted to the Company's two directors are as set forth above under "Executive Compensation". The Company has not instituted any type of stock option plan.

Limitation  of  Liability  and Indemnification

The Company's Articles of Incorporation limit, to the maximum extent permitted by the Florida Statutes, the personal liability of directors of monetary damages for breach of their fiduciary duties as directors, and provides that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Florida Law. Florida Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Florida Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Articles of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

The Company may enter into indemnification agreements with its directors and officers which may require the Company, among other things, to indemnify such directors and officers against liabilities that may arise by reason of their status or service as directors and officers against liabilities (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers and controlling persons of then Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                        SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company's common stock as of June 30,1999 by:

1. each person or entity known by the Company to beneficially own 5% or more of the outstanding shares of common stock;

2.   each of the Company's directors and officers; and

3.   all directors and executive officers of the Company as a group.


NAME AND TITLE OF                       AMOUNT  AND NATURE                 PERCENTAGE  OF CLASS
BENEFICIAL  OWNER                       OF BENEFICIAL OWNERSHIP(1)(2)      Before Issuance of  After Issuance
                                                                           Shares to be        Of shares to be
                                                                           Registered          Registered

Kim Naimoli, President, CEO, Chairman        1,200,000                     30.92%              27.84%

Mark Sand, Vice President, Director          2,000,000                     51.54%              46.39%

Janis M. Dorony, Secretary                   200,000                       5.15%               4.64%

Arthur Schnur, Director                       -0- *                           -0-

Steven P. Naimoli, Director                   -0- *                           -0-

     (*Does not include options to purchase up to 50,000 shares each of common stock at an exercise price of $.25 per share.)

All Other Owners of 5% or more of
the  Company's  Common  Equity                              NONE

All  Directors  and  Officers as a Group
(5 persons)                                  3,400,000                       87.63%            78.87%
---------------------------------

          (1)Record and beneficial owner based on 3,880,000 shares of common stock as of June 30, 1999.

          (2)There are outstanding options to purchase an aggregate of 100,000 shares to two directors and when issued, these shares in the hands of the directors will be less than 5% of the then issued and outstanding shares. These options may be exercised at any time on or prior to March 31, 2004 at a price of $.25 per share. We have also granted to Yankee an option for shares of common stock equal to 5% of our outstanding or reserved common stock immediately following complete exercise of the option, but not less than 250,000 shares. The option is good for one year from and after August 1, 1999, at an agreed upon aggregate price of $10,000 pro rated by formula based on the total number of our shares then outstanding.

         (3)Upon the effectiveness of this Registration Statement there will be issued to Equity 431,111 shares of common stock of the Company, all of which shares are accounted for in this percentage.

To the best knowledge and belief of the Company, there are no arrangements, understandings, or agreements relative to the disposition of the Company's securities, the operation of which would at a subsequent date result in a change in control of the Company.

The shares being registered hereby are being registered to permit public secondary trading, and the stockholders may offer all or part of the shares for resale from time to time. However, such stockholders are under no obligation to sell all or any portion of such shares or are such stockholders obligated to sell any shares immediately under this prospectus, and should not for any purpose be considered selling shareholders.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

As of the date of this Prospectus, there were 3,880,000 shares of common stock outstanding. There are 350,000 shares of common stock issuable pursuant to outstanding options and warrants, and 431,111 shares of common stock reserved for issuance pursuant to payment to Equity. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then authorized and outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption provisions applicable to the common stock.

The authorization and issuance of preferred stock by the Board of Directors could adversely affect the rights of holders of shares of common stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of such preferred stock could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of common stock.

Transfer Agent and Registrar

The transfer agent for the Company's common stock is Florida Atlantic Stock Transfer, Inc., whose address is 7130 Knob Hill Road, Tamarac, Florida 33321, telephone number (954) 726-4954.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions

The following transactions are transactions to which the Company is or was a party since inception and in which either an officer, director, nominee for election as director, 5% or more holder of the Company's securities, or member of the immediate family of the foregoing, had an interest.

The valuation of the consideration exchanged was not based on objective ascertainable criteria, such as comparison of the relative operations and net worth of the entities involved, since at such time, the Company was a relatively inactive private company without material earnings or assets, rather, they were based on the quantity of common stock which the Company's management, at that time, was willing to provide based on management's fiduciary obligations to the Company's stockholders; and, the willingness of then existing shareholders to suffer a dilution in the book value of their investment in exchange for the potential liquidity that would eventually be available as a result of owning equity in a publicly traded corporation.

Each of the officers and directors acquired the shares they respectively hold for investment purposes, and not with a view to further resale or distribution, except as permitted under exemptions from registration requirements under applicable securities laws. That means that they may not sell such securities unless they are either registered with the SEC and comparable agencies in the states or other jurisdictions where the purchasers reside, or they are transferred pursuant to applicable exemptions provided in Section 4 of the Securities Act or rules promulgated by the SEC under authority of Sections 3 and 4 of the Securities Act. The most widely used exemption from registration requirements is provided by SEC Rule 144, which requires a one year holding period prior to resale, and limits the quantities of securities that can be sold during floating 90 day periods. In addition to restrictions on resale, the shareholders holding the restricted securities are subject to the short term profit provisions of the Exchange Act, Section 16(b), which provides in essential part that profits on securities transactions effected within six months of an inverse transaction (that is, purchases and sales are inverse transactions), whether or not involving specifically identifiable shares, must be paid to the Company.

Each certificate issued in connection therewith was issued with the restrictive legend required with respect to issuance of securities pursuant to exemptions from registration requirements under the Securities Act and each recipient acknowledged their understanding that the shares were restricted from resale unless they were either registered under Section 5 of the Securities Act and comparable state laws, or the transaction was effected in compliance with available exemptions from such registration requirements.

In April 1999, the Company issued 2,000,000 shares of its theretofore-unissued common stock no par value, to Mr. Mark Sand, a Vice President, Treasurer and Director of the Company in exchange for a portfolio of secured third party consumer notes. The notes had a face value of $86,640. In addition, the Company received a mobile home which was part of a foreclsoure and a loan receivable from Mr. Sand. The agreed upon market value of the notes, mobile home and loan receivable was $100,000, which latter value was used in determining the number of shares to be exchanged. The exchange was made in reliance upon a tax-free exchange for federal income tax purposes. The exchange agreement may not be deemed to have been negotiated at arm's length.

In or about April 1999 the Company entered into a consulting agreement with Equity to provide advice and related services to aide the Company in becoming a reporting company under the Exchange Act in exchange for the issuance of shares of the Company's common stock to Equity, and in addition, an option to purchase shares of our common stock to Yankee for providing strategic planning advice and to certain other service providers acting under or pursuant to that agreement or as otherwise stated in elsewhere in this Prospectus. The Company is required to issue in the name of the Equity shareholders an amount of shares equal to 10% of the Company's common stock outstanding immediately following such issuance, subject to anti-dilutive rights and for a period of one year following the date of issuance or 431,111. The Company has also issued 25,000 shares each to Jeffrey G. Klein, Esq. and Lawrence Schechterman for services rendered which shares are issued and outstanding. The Company is further obligated, at its own cost and expense, to register all such shares except 12,500 shares of the total shares held each by Messrs. Klein and Schechterman. Those shares are being registered hereby. The option given to Yankee is for that number of shares of common stock equal to 5% of our outstanding or reserved common stock immediately following complete exercise of the option, but not less than 250,000 shares. The option is good for one year from and after August 1999, at an agreed upon aggregate price of $10,000 pro rated by formula based on the total number of shares then outstanding. These shares are not being registered hereby, however, they do carry piggy-back registration rights for any later registered offering of our securities.

Related Party Transactions

There are no other related party transactions that the Company is aware of except as set forth above under "Certain Transactions".

Transactions with Promoters

See, "Certain Transactions" above.

PART II             RECENT SALES OF UNREGISTERED SECURITIES

During 1999, we issued 3,880,000 shares of our common stock in transactions more particularly described below.

In April 1999 the Company issued 2,000,000 shares of common stock to Mr. Mark Sand in an exchange transaction whereby the Company acquired a portfolio of consumer notes. Also in May 1999, the Company entered into a consulting agreement with Amerinet Group.com, Inc. [f/k/a Equity Growth Systems, Inc.] whose payment for services rendered will be in the Company's common stock in the amount of 431,111 shares, which shares are being registered hereby and in accordance with the agreement between the parties. An additional 1,200,000 shares were issued to the Company's President, Kim M. Naimoli and 200,000 shares were issued to Janis M. Dorony, the Company's Secretary. The Company also issued options to purchase up to 50,000 shares each to Messrs. Schnur and Naimoli. We have also issued 480,000 shares of our common stock to various persons or entities in consideration for services provided as more particularly described below:

Name                     Date of  Issuance                  Shares

Bell  Enterprises        April 1, 1999                     180,000
Liberty Group            April 1, 1999                      200,000
Jeffrey G. Klein         May 1, 1999                         25,000
Lawrence Schecterman     May 1, 1999                         25,000
Roman  Fischer           April 1, 1999                       50,000

          All  shares  issued  to  date  our  restricted   securities  and  bear
     appropriate restrictive legends.



                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

Prior to retaining the independent accounting firm of Dohan and Company, CPA's, we did not have an independent accounting firm. There are no disagreements on any accounting issues with the accounting firm.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation limit, to the maximum extent permitted by the Florida Statutes ("Florida Law"), the personal liability of directors of monetary damages for breach of their fiduciary duties as directors, and provides that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Florida law. Florida law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Florida law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Articles of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

The Company may enter into indemnification agreements with its directors and officers which may require the Company, among other things, to indemnify such directors and officers against liabilities that may arise by reason of their status or service as directors and officers against liabilities (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

It is the opinion of the Company's current management as to each transaction described above that the terms of transactions involving the Company's officers and directors were materially more favorable to the Company than it could have obtained from unrelated sources.


                              PLAN OF DISTRIBUTION

The shares registered hereby may be sold or distributed from time to time by the stockholders or by pledgees, donees or transferees of, or successors in interest to, the stockholders directly to one or more purchasers, including pledgees, or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The shares registered are being issued to the shareholders of Equity pursuant to agreement in exchange for consulting and other services, and to Jeffrey G. Klein, Esq. and Lawrence Schechterman for their assistance in the preparation of this Registration Statement. The stock will not be issued to Equity unless and until this Registration Statement is declared effective.

The distribution of the shares registered may be effected in one or more of the following methods:

     ordinary brokers transactions,  which may include long or short sales,

     purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

     "at the market" to or through market makers or into an existing market for the common stock,

     in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

     through transactions in options, swaps or other derivatives, whether exchange listed or otherwise, or any combination of the foregoing, or by any other legally available means.

In addition, the stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of common stock in the course of hedging the positions they assume with the stockholders. The stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this Prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation as to a particular broker-dealer may be in excess of customary commissions. The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither the Company nor any stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any stockholder and any broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

Each stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities registered hereby.

Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

There can be no assurance that the stockholders will sell any or all of the shares of common stock being registered for them hereunder.

                                 LEGAL MATTERS

The validity of the common stock registered hereby and certain other matters will be passed on for the Company by Jeffrey G. Klein, Esq., 23123 State Road 7, Suite 350-B, Boca Raton, Florida 33428. Mr. Klein will receive 50,000 shares of the common stock of the Company in partial payment for his services, 25,000 shares of which will be issued to Lawrence Schecterman a service provider to Mr. Klein.

                                     EXPERTS

The financial statements of the Company as of and for the year ended June 30, 1999, included in this Prospectus have been so included in reliance on the report of Dohan and Company, CPA's, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                        FUNDS AMERICA FINANCE CORPORATION

                              FINANCIAL STATEMENTS
                                 June 30, 1999


                                C O N T E N T S

                                                                      Page

INDEPENDENT AUDITOR'S REPORT                                          F-1


FINANCIAL STATEMENTS

     Balance Sheet                                                    F-2

     Statement of Operations                                          F-3

     Statement of Cash Flows                                          F-4

     Statement of Stockholders' Equity                                F-5

NOTES TO FINANCIAL STATEMENTS                                         F-6-11


                                       F

Independent Auditor's Report


Stockholders and Board of Directors
Funds America Finance Corporation
Fort Lauderdale, Florida

We have audited the accompanying balance sheet of Funds America Finance Corporation, as of June 30, 1999, and the related statements of operations, cash flows, and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Funds America Finance Corporation at June 30, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                   /s/ Dohan and Company, CPA's

August 12, 1999
Miami, Florida

FUNDS AMERICA FINANCE CORPORATION
BALANCE SHEET
June 30, 1999

 ASSETS
      Cash and cash equivalents                        $         4,620
      Notes receivable secured by mobile homes,
        less allowance for credit losses of $2,040              79,562
      Mobile home held for resale                                5,250
      Loan receivable                                              300
      Deferred offering costs                                   15,250
      Organization costs, less accumulated
         amortization of $54                                       696
                                                            ------------

TOTAL ASSETS                                            $      105,678
                                                            ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
      Accrued liabilities                               $        7,250
      Due to stockholder, on demand, non-interest bearing        1,086
                                                            -------------
TOTAL  LIABILITIES                                               8,336
                                                            -------------
COMMITMENTS AND CONTINGENCIES  (NOTES 4, 6, and 7)

STOCKHOLDERS' EQUITY
      Common stock, no par value, 25,000,000 shares authorized,
           3,880,000 shares issued and outstanding             106,150
      Accumulated deficit                                      (7,428)
      Stock subscription receivable                            (1,380)
                                                            -------------
 TOTAL STOCKHOLDERS' EQUITY                                     97,342
                                                            -------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $      105,678
 See accompanying notes.                                    -------------

FUNDS AMERICA FINANCE CORPORATION
STATEMENT OF OPERATIONS
For the Year Ended June 30, 1999

INTEREST AND FEES ON LOANS
      Interest income                                  $         5,300
      Provision for credit losses                               (2,040)
                                                            -------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES
                                                                 3,260
                                                            -------------
OPERATING EXPENSES
      Amortization                                                  54
      General and administrative                                   114
      Professional fees                                         10,520
                                                            -------------
TOTAL OPERATING EXPENSES                                        10,688
                                                            -------------
NET LOSS BEFORE INCOME TAX BENEFIT                              (7,428)

INCOME TAX BENEFIT                                                   -

NET  LOSS                                              $        (7,428)
                                                            -------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES  OUTSTANDING (BASIC AND
DILUTED)                                                      2,452,747

NET LOSS PER SHARE (BASIC AND  DILUTED)                $         (0.00)
 See accompanying notes.

FUNDS AMERICA FINANCE CORPORATION
STATEMENT OF CASH FLOWS
For the Year Ended June 30, 1999

CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                         $       (7,428)
      Adjustments to reconcile net loss to net
           cash used by operating activities:
             Amortization                                          54
             Professional fees (paid by issuance of common
               stock)                                           4,750
             Provision   for  loan  losses                      2,040
           Changes  in  assets  and liabilities:
             Loan receivable                                     (300)
             Deferred offering costs                          (15,250)
             Accrued liabilities                                7,250
                                                            ------------
NET CASH USED BY OPERATING ACTIVITIES                         (8,884)
                                                            ------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Repayment of notes receivable                             5,528
                                                            ------------
NET CASH PROVIDED BY INVESTING ACTIVITIES                       5,528
                                                            ------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Advances from stockholder                                44,000
      Repayment of advances from stockholder                  (35,294)
      Receipt of subscription receivable                           20
      Organization costs                                         (750)
                                                            ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                       7,976
                                                            ------------

NET INCREASE IN CASH AND EQUIVALENTS                            4,620

CASH AND CASH EQUIVALENTS - BEGINNING                               -

CASH AND CASH EQUIVALENTS - ENDING                     $        4,620
                                                            ------------
                                                            ------------

SUPPLEMENTAL DISCLOSURES
      Interest and fees received                       $        5,300
      Interest paid                                    $           -
      Taxes paid                                       $           -

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING TRANSACTIONS:
      Common stock issued for purchase of
              mobile home held for resale              $        5,250
      Common stock issued for investment in
              mobile home notes receivable             $       86,640
      Common stock issued for loan receivable
              from stockholder                         $        8,110
      Common stock issued for subscription  receivable $        1,400
See accompanying notes.

FUNDS AMERICA FINANCE CORPORATION
STATEMENT OF STOCKHOLDERS' EQUITY
For the Year Ended June 30, 1999

                                                                                   Stock
                                             Common Stock      Accumulated         Subscription
Description                               Shares     Amount     Deficit            Receivable     Total

Issuance of common stock for mobile
     home and notes receivable          2,000,000   $ 100,000  $     -             $    -         $100,000

Issuance of common stock for
     consulting services                430,000         4,500        -                  -            4,500

Issuance of  common stock for
     subcription receivable             1,400,000       1,400        -              (1,400)              -

Payments on subcription receivable           -              -        -                 20               20

Issuance of  common stock for
     legal services                        50,000          250       -                 -               250

Net loss for the year ended
     June 30, 1999                           -               -    (7,428)              -            (7,428)

Balance, June 30, 1999                  3,880,000   $  106,150    $(7,428)        $ (1,380)      $   97,342
See accompanying notes.

NOTE 1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business Activity

Funds America Finance Corporation (the Company) is a Florida corporation formed in June 1998, primarily to provide collateralized consumer financing to mobile home owners in the South Florida area initially, and throughout the state once sufficient funding is attained. Other than the formation, there were no transactions in June 1998. The first transactions occurred in April 1999.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Notes Receivable

Notes receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any chargeoff.

The Company calculates its provision for credit losses based on changes in the present value of the expected future cash flows of its loans discounted at the loan's effective interest rate in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 114. Periodic evaluation of the adequacy of the allowance is based on the management's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

     Revenue Recognition

Interest income is accrued monthly based on the terms of each note using the interest (actuarial) method. Accrual of interest income on notes receivable is suspended when a loan is contractually delinquent for thirty-one days or more. The accrual is resumed when the loan becomes contractually current at which time past-due interest income is recognized.

     Income Taxes

Income taxes are computed under the provisions of the Financial Accounting Standards Board (FASB) Statement No. 109 (SFAS No. 109), "Accounting for Income Taxes".

     Property and Equipment

Property and equipment, consisting of furnishings and equipment will be stated at cost, less accumulated depreciation. Depreciation will begin when the assets are placed in service and will be computed using the straight-line method over the estimated useful lives of the assets, which are expected to range from five to ten years.

     Organization costs

Organization costs are amortized over fifteen years on a straight-line basis

NOTE 1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

     Advertising

     Advertising costs will be expensed as incurred.

     Concentrations of Credit Risk

The Company offers no income / no credit check loans to mobile home owners and extends credit based on the appraised fair market value of the mobile home. The Company takes a first lien position on the mobile home and requires that the mobile home be insured, with the Company named as loss payee. Loan conditions also require that the borrower must be current with the lot rent and remain so for the term of the loan. Exposure to losses on receivables is principally dependent on the value of the collateral in the event it is repossessed. The
Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

     Deferred Offering Costs

Deferred offering costs consist of legal and filing fees incurred in the registration related to the public offering of the Company's stock. These costs will be charged against stockholders' equity upon completion of the registration.

     Impairment of Long-Lived Assets

The Company follows FASB Statement No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 requires that impairment losses are to be recorded when long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell. Following SFAS No. 121 did not result in a material impact on the Company's financial position and results of operations.

     Basic Net Loss Per Common Share

The Company follows the provisions of FASB Statement No. 128 (SFAS No. 128), "Earnings Per Share". SFAS No. 128 requires companies to present basic earnings per share (EPS) and diluted EPS, instead of primary and fully diluted EPS presentations that were formerly required by Accounting Principles Board Opinion No. 15, "Earnings Per Share". Basic EPS is computed by dividing net income or loss by the weighted average number of common shares outstanding during each year.

     Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     Fair Value of Financial Instruments

Cash, notes receivable, debt, accrued expenses and other liabilities are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or the relatively high rates of interest charged on the notes receivable which are consistent with current market rates for such debt.

NOTE 1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

     Comprehensive Income

In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a separate full set of general-purpose financial statements. The provisions of this statement were effective for fiscal years beginning after December 15, 1997. Management believes that the Company does not have items of a material nature that would require presentation in a separate statement of comprehensive income.

NOTE 2.     NOTES RECEIVABLE SECURED BY MOBILE HOMES

Notes receivable secured by mobile homes consisted of thirty-two consumer notes, collateralized by mobile homes. The notes provide for repayment over terms ranging from twenty-four to eighty-four months, with annual interest rates generally between 24% and 30% (one is at 14%).

Principal payments pursuant to the terms of the notes, for the year ended June 30, are as follows:

              2000                           $     19,708
              2001                                 19,344
              2002                                 18,669
              2003                                 13,068
              2004 and thereafter                  10,813
                                             -------------
                                                   81,602
           Estimated allowance for credit losses   (2,040)
                                             -------------
   Notes receivable secured by mobile homes, net  $79,562
                                             -------------
                                             -------------
NOTE 3.     MOBILE HOME HELD FOR RESALE

The mobile home, acquired through repossession by the Company's Vice-President before the portfolio acquisition and stock exchange, is a 1972 Mercury, singlewide, with two bedrooms and bathrooms. It is currently available for sale.

NOTE 4.     RELATED PARTY TRANSACTIONS

In March 1999, the Company and its Vice-President entered into a transaction in which two million shares of the Company's common stock, valued at $100,000, were issued in exchange for:

1. Loans receivable secured by mobile homes and a mobile home, valued at $86,640 and $5,250 respectively, and

2. A loan receivable from the Vice-President in the amount of $8,110.

The Company is affiliated with various other entities through common ownership and control with its Vice-President who is also a shareholder. The Company neither owns nor leases any real or personal property. The Vice-President, through his wholly owned company, Funding U.S.A., provides office services, including office supplies, telephone, and facilities without charge. Such costs are immaterial to the financial statements and, accordingly, have not been reflected herein.

Beginning August 1, 1999, the Company has agreed to pay a fee of $500 monthly to Funding U.S.A. for general office facilities and services.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy of the resolution of such conflicts.

The Board of Directors authorized the issuance of 1.4 million restricted shares to the President and Secretary of the Company on June 29, 1999. These shares were issued at a value of $.005 per share. A stock subscription receivable of $1,400 was recorded at the date of issuance.

In May 1999, the Company entered into an employment agreement with its Vice-President and in June 1999, the Company entered into an employment agreement with its President and Secretary to provide executive services to the Company. The agreements provide for annual compensation to each executive of both a cash bonus and a bonus payable in shares. The bonus payable in shares of the Company's common stock is determined by dividing 3.84% of the Company's pre-tax profits for each calendar year by the average bid price during the last five trading days prior to the end of the last day of each year and the initial five days of the new year. However, the agreement must be in effect for at least one half of the subject year and the Company's common stock must be actively trading on a public market. The cash bonus shall equal 3.84% of the Company's pre-tax profits for each calendar year after the agreement has been in effect for at least six months. The officers are guaranteed minimum weekly draws against the bonus, in a sum equal to 1/52 of the preceding year's bonus, but not less than $500, unless the Company has not generated pre-tax profits to make such payments, in which case the payments will be waived.

NOTE 5.     INCOME TAXES

At June 30, 1999, the Company had a net operating loss carryforward of approximately $7,400. This loss may be carried forward to offset federal income taxes in future years through the year 2019. However, if subsequently there are ownership changes in the Company, as defined in Section 382 of the Internal Revenue Code, the Company's ability to utilize net operating losses available before the ownership change may be restricted to a percentage of the market value of the Company at the time of the ownership change. Therefore, substantial net operating loss carryforwards could, in all likelihood, be limited or eliminated in future years due to a change in ownership as defined in the Code. The utilization of the remaining carryforwards is dependent on the Company's ability to generate sufficient taxable income during the carryforward periods and no further significant changes in ownership.

The Company computes deferred income taxes under the provisions of FASB Statement No. 109 (SFAS 109), which requires the use of an asset and liability method of accounting for income taxes. SFAS No. 109 provides for the recognition and measurement of deferred income tax benefits based on the likelihood of their realization in future years. A valuation allowance must be established to reduce deferred income tax benefits if it is more likely than not that, a portion of the deferred income tax benefits will not be realized. It is Management's opinion that the entire deferred tax benefit resulting from the net operating loss carryforward may not be recognized in future years. Therefore, a valuation allowance equal to the deferred tax benefit has been established, resulting in no deferred tax benefits as of the balance sheet date.

NOTE 6.     GOING CONCERN AND MANAGEMENT'S PLANS

     The financial statements have been prepared assuming that the Company will continue as a going concern. Management's plans in regard to these matters are as follows:

     Raise additional financing through a private placement of securities, which is currently in the discussion and planning stage, the proceeds of which will be used for operating expenses, working capital, and to register corporate notes or other debt instruments in order to raise the requisite capital for expansion of the Company's services

     Expand the loan portfolio by making new loans and extend the Company's geographical reach to include all of Florida

     Offer insurance premium financing on property damage insurance for mobile homes (once the requisite licenses are obtained)

     The Company expects to operate without additional staffing prior to completion of the private placement described above, and once fully operational, no more than two additional staff are expected to be added to process and service new loans

While there is no assurance that the Company will be able to accomplish its plans, management believes that it has an acceptable time frame. Since officers' compensation is deferred subject to profitability, Management expects that the Company can subsist for at least twelve months based on the cash flow derived from current revenues, or until such time as its plan for expansion can be implemented.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7.     COMMITMENTS AND CONTIGENCIES

          Year 2000

The year 2000 issue results from certain computer systems and software applications that use only two digits (rather than four) to define the applicable year. As a result, such systems and applications may recognize a date of "00" as 1900 instead of the intended year 2000, which could result in data miscalculations and software failures. The Company does not own any computer systems as of year-end and does not have any key suppliers. Thus, the Year 2000 issue is not expected to have a material impact on the Company's financial position or results of operations.

Consulting Agreement

In May 1999, the Company entered into a consulting agreement with Amerinet Group.com, Inc. f/k/a Equity Growth Systems, Inc. (Equity) to provide advice and services to aide the Company with registration of its common stock with the Securities and Exchange Commission. Pursuant to the agreement, the Company is required to issue in the names of each of Amerinet's shareholders of record, as of the close of business on June 30, 1999, an amount of shares equal to 10% of the Company's common stock outstanding, immediately following such issuance and registration, subject to anti-dilutive rights for a period of twelve months following the original date of issuance.

In August 1999, the Company entered into a consulting agreement with The Yankee Companies, Inc. (Yankee) to provide strategic planning advice. Pursuant to the agreement, the Company has granted the consultant stock options to purchase up to 5% of the Company's outstanding or reserved common stock, immediately following complete exercise of such options. These options are exercisable beginning 60 days after the effective date of the agreement and shall end 365 days following the effective date of the agreement.

NOTE 8.     COMMON STOCK

The 480,00 shares of common stock issued for consulting services were valued at $4,750 as stated in the various consulting agreements.

NOTE 9.     STOCK OPTIONS

The Company granted stock options to two Directors elected in May 1999, in return for services to the Company. At June 30, 1999, there were outstanding options for 100,000 shares with an exercise price of $.25 per share. These options expire in April 2004.


NOTE 10.  SUBSEQUENT EVENT

The Company is in the process of registering certain shares of its common stock with the Securities and Exchange Commission.

                                  UNDERTAKINGS
Funds America Finance Corporation will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   REGISTRANT:
                       FUNDS AMERICA FINANCE CORPORATION


DATE:  October 6, 1999                       BY: /s/ Kim A. Naimoli
                                            KIM A. NAIMOLI, President

                                    EXHIBITS

Index to Exhibits

Designation    Page      Description
of Exhibit     Number

(2)            42        Articles of Incorporation

(2.1)          46        Amendment to Articles of  Incorporation

(3)            49        By-Laws

(4)            *         Specimen  Common Stock  Certificate

(5)            *         Form of Opinion re: legality

(10)                     Material  Contracts

               60        .1  Employment agreement between the Company and Mark
                             Sand
               69        .2  Employment  agreement  between the  Company  and
                             Kim  Naimoli
               78        .3  Employment agreement  between the Company and Janis
                             Dorony
               87        .4  Consulting agreement between the Company and Equity
                             Growth Systems
               99        .5  Consulting  agreement  between the Company and
                             Liberty Group

(11)           *         Statements Regarding Computation of Per Share Earnings

(23.2)         106       Consent of Jeffrey G. Klein,  Esq.

(23.3)         107       Consent of Dohan and Company, CPA's

(27)           108       Financial Data Schedule.

* To be filed by amendment


                                       41